                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 FORM 8-K

                                 Current Report
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934




                               November 21, 1997
               Date of report (Date of earliest event reported)



                          Commission File No. 0-20572

                          PATTERSON DENTAL COMPANY
           (Exact name of registrant as specified in its charter)



            MINNESOTA                               41-0886515
 (State or other jurisdiction of      (I.R.S. Employer Identification No.)
  incorporation or organization)



                          1031 Mendota Heights Road
                         St. Paul, Minnesota  55120
             (Address of principal executive offices) (Zip Code)



      Registrant's telephone number, including area code:  (612) 686-1600

ITEM 5.  OTHER EVENTS

Patterson Dental Company(the "Company") is filing this Current Report on Form 8-K to present the supplemental financial statements, supplemental management's discussion and analysis of financial condition and results of operations, and other financial information that give effect to the August 26, 1997 acquisition of Canadian Dental Supply Ltd. ("CDS"), accounted for as a pooling of interests, by restating 1997 and certain prior years financial statements and information as if the Company and CDS always had been combined.

Effective August 26, 1997, the Company acquired CDS under a combination agreement (the "Agreement"). Pursuant to this Agreement, the Company acquired all the outstanding shares of CDS common stock in exchange for Company common stock. Each share of CDS's outstanding common stock was converted into the right to receive 4.216 shares of Company common stock.

The Company issued 112,432 shares of its common stock to acquire CDS. The
acquisition was accounted for as a pooling of interests.   CDS is a Vancouver,
British Columbia based distributor of dental supplies and equipment. CDS will be merged into the Company's Canadian operation.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

    The following supplemental consolidated financial statements of the Company that give effect to the acquisition of Canadian Dental Supply Ltd.
    are included herein:
        Supplemental Selected Consolidated Financial Data
        Supplemental Management's Discussion and Analysis of Financial
         Condition and Results of Operations
        Report of Independent Auditors
        Supplemental Consolidated Statements of Income - Years Ended April 26,
         1997, April 27, 1996, and April 29, 1995
        Supplemental Consolidated Balance Sheets - April 26, 1997 and April 27,
         1996
        Supplemental Consolidated Statements of  Changes in Stockholders'
         Equity - Years ended - April 26, 1997, April 27, 1996, and April 29,
         1995
        Supplemental Consolidated Statements of Cash Flows - Years ended -
         April 26, 1997, April 27, 1996, and April 29, 1995
        Notes to Supplemental Consolidated Financial Statements
        Schedule II - Valuation and Qualifying Accounts
        Exhibit 27 - Restated Financial Data Schedules for fiscal years ending April 27, 1996 and April 26, 1997 and each of the quarters ending July 27, 1996, October 26, 1996, January 25, 1997, and July 26, 1997.

ITEM 9  Sales of Equity Securities Pursuant to Regulation S

       On November 21, 1997, Patterson Dental Company (the "Company") sold an aggregate of 7,856 shares of its common stock (the "Shares"), valued at $34.25 per share, in a private transaction with Canadian investors, pursuant to Regulation S under the securities Act of 1933, as amended. The sale of the Shares was in addition to the sale, previously reported by the Company on Form 8-K on September 5, 1997, whereby the Company acquired approximately 91 percent of the outstanding shares of Canadian Dental Supply Ltd. ("Canadian Dental"). The Company has now acquired 100 percent of Canadian Dental and, after post closing adjustments, has sold a total of 112,432 shares of its common stock in this transaction. The Company's reliance upon Regulation S was based on representations by the investors regarding domicile and investment intent.


SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                PATTERSON DENTAL COMPANY

Date  November 25, 1997
                                                By /s/ RONALD E. EZERSKI
                                                -----------------------
                                                Ronald E. Ezerski
                                                Executive Vice President,
                                                Treasurer, Secretary
                                                and Chief Financial Officer

1. SUPPLEMENTAL SELECTED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)


                                                                       Fiscal Year Ended
                                                     ------------------------------------------------------
                                                     April 26,  April 27,  April 29,  April 30,  April 24,
                                                       1997       1996       1995       1994        1993
                                                     ---------  ---------  ---------  ---------  ----------
Statement of Operations Data:
-----------------------------
Net sales                                             $687,895   $606,983   $558,648   $492,561   $369,719
Cost of sales                                          440,262    392,091    358,868    316,628    239,926
                                                      --------   --------   --------   --------   --------
Gross profit                                           247,633    214,892    199,780    175,933    129,793
Operating expenses                                     196,448    170,958    160,501    143,915    109,312
                                                      --------   --------   --------   --------   --------
Operating income                                        51,185     43,934     39,279     32,018     20,481
Other income (expense) - net                             1,119      1,711        946        591         85
                                                      --------   --------   --------   --------   --------
Income before income taxes and extraordinary item       52,304     45,645     40,225     32,609     20,566
Income taxes                                            19,687     16,997     15,396     12,824      7,251
                                                      --------   --------   --------   --------   --------
Income before extraordinary item                        32,617     28,648     24,829     19,785     13,315
Extraordinary item (1)
    (less income tax benefit of $281)                       --         --         --         --       (453)
                                                      --------   --------   --------   --------   --------
Net income                                            $ 32,617   $ 28,648   $ 24,829   $ 19,785   $ 12,862
                                                      ========   ========   ========   ========   ========

Earnings per common and common
  equivalent share: (2)
    Earnings before extraordinary item                   $1.50      $1.29      $1.12      $0.89   $   0.62
    Loss - extraordinary item (1)                           --         --         --         --      (0.02)
                                                      --------   --------   --------   --------   --------
    Net earnings                                         $1.50      $1.29      $1.12      $0.89   $   0.60
                                                      ========   ========   ========   ========   ========
Weighted average common and common
  equivalent shares outstanding (2)                     21,793     21,651     21,600     21,597     19,954
Dividends per common share (2)                              --         --         --         --         --

Balance Sheet Data:
-------------------
Working capital                                       $ 96,893   $114,883   $ 90,392   $ 76,100   $ 61,089
Total assets                                           255,311    212,973    179,307    144,475    113,545
Total debt                                              10,792     10,681      9,664     13,557      5,209
Stockholders' equity                                   163,662    127,852     97,555     73,897     54,496


(1) Relates to retirement of bank debt from proceeds of initial public offering.
(2)  Amounts are adjusted for a three-for-two split on June 17, 1994.

2. SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

INTRODUCTION:

     Patterson Dental Company ("Patterson" or the "Company") distributes dental supplies and equipment in the United States and Canada. The Company currently supplies a full line of over 75,000 products to dentists, dental laboratories and institutions. These products include supplies such as x-ray film and solutions, impression materials and restorative materials, hand instruments and sterilization and protective products and equipment such as x-ray machines, handpieces, dental chairs, dental handpiece control units, diagnostic equipment, sterilizers, dental lights and compressors. The Company's product line includes approximately 1,500 private-label products sold under the Patterson name. Patterson also offers customers a full range of related services including dental equipment installation, maintenance and repair, dental office design and equipment financing. Unless otherwise indicated, all references to Patterson or the Company include its subsidiaries: Direct Dental Supply Co.; Patterson Dental Canada, Inc.; Patterson Dental Supply, Inc.; and Canadian Dental Supply Ltd..

     Patterson's objective is to remain one of the leading distributors of dental supplies, equipment and related services in North America while continuing to improve its profitability and enhance its value to customers. To achieve this objective, Patterson has adopted a strategy of emphasizing its full-service capabilities, using technology to enhance customer service, continuing to improve operating efficiencies, and growing through internal expansion and acquisitions.

     Effective August 26, 1997, the Company acquired Canadian Dental Supply Ltd. ("CDS") a Vancouver, British Columbia based distributor of dental supplies and equipment. Each share of CDS's outstanding common stock was converted into the right to receive 4.216 shares of Company common stock. The Company issued 112,432 shares of its common stock to acquire CDS. The transaction was accounted for as a pooling of interests. The accompanying supplemental financial statements give retroactive effect to the acquisition and include CDS for all periods presented.

     The commentary that follows should be read in conjunction with the Supplemental Consolidated Financial Statements and the Notes to the Supplemental Consolidated Financial Statements.

     The Company's string of record performances results from an effective growth strategy that has been successfully implemented over the last several years. Patterson, one of the leaders in the dental supplies industry, continues to exceed its goal of growing four percentage points faster than the average industry growth rate. Since 1993, sales grew 17% and net income had a growth rate of 26% compounded annually, exceeding the Company's goals. Patterson's significant operating performance is attributable to a well-developed, well-executed strategy for internal growth, which includes sales force expansion, new product introduction and effective marketing programs; as well as its aggressive external plan to grow its customer base and sales force by acquiring smaller distributors, and more recently, increasing its value as a single source supplier by acquiring complementary product lines.

     Over the last five years, Patterson has completed ten acquisitions, which contributed to the Company's growth. New product introductions and a substantial selection of more than 75,000 products supported an increase in the customer base and an increase in average sales per customer. On average, consumables make up 62% of total sales; equipment represents 28%.

     The Company has achieved an average three-year return on equity of 26%, return on assets of 15% and return on sales of 5%.

RESULTS OF OPERATIONS
---------------------

The following table summarizes the results of operations over the past three fiscal years as a percent of sales:

                               1997    1996    1995
                              ------  ------  ------

       Net sales............  100.0%  100.0%  100.0%
       Cost of sales........   64.0%   64.6%   64.3%
                              -----   -----   -----
       Gross profit.........   36.0%   35.4%   35.7%
       Operating expenses...   28.6%   28.2%   28.7%
                              -----   -----   -----
       Operating income.....    7.4%    7.2%    7.0%
       Other income.........     .2%     .3%     .2%
                              -----   -----   -----
       Income before taxes..    7.6%    7.5%    7.2%
       Income taxes.........    2.9%    2.8%    2.8%
                              -----   -----   -----
       Net income...........    4.7%    4.7%    4.4%
                              =====   =====   =====


FISCAL 1997 COMPARED WITH FISCAL 1996

       Net Sales. Net sales for fiscal 1997 grew 13.3% to $687.9 million from $607.0 million in fiscal 1996. Colwell, acquired on October 1, 1996, contributed
5.5 percentage points of the sales increase. Excluding Colwell, dental supplies represented 61% of the sales versus 60% in fiscal 1996, and equipment accounted for 29% the same as last year, while other products and services were 10% versus 11% a year ago. The growth in sales of dental products reflects the success of aggressive sales and marketing efforts to expand market share with existing and new customers, and lead the introduction of new technologies. Sales of high-technology products, such as the KCP 1000 cavity preparation device and CEREC 2, which makes available chairside restorations in one visit, continue to drive growth of equipment sales.

       Gross Profit. Gross profit increased 15.2% to $247.6 million for fiscal 1997 compared with $214.9 million for fiscal 1996, primarily as a result of increased sales volume. Gross margin increased to 36.0% versus 35.4% in fiscal 1996, reflecting the impact of higher margin Colwell sales for the last seven months of the year. Excluding Colwell, margins were essentially flat with prior year.

       Operating Expenses. Operating expenses grew 15.0% to $196.4 million for fiscal 1997 versus $171.0 million for fiscal 1996, primarily due to the increase in sales and the related variable expenses. Excluding Colwell, the rate of growth in operating expenses outpaced the increase in gross margin due to the conversion of ESOP shares from preferred to common, which increased operating expense, and higher healthcare costs for employees. Excluding the impact of the change in accounting for ESOP funding, operating expenses as a percent of sales would have been 28.4% versus 28.2% for fiscal 1996.

       Operating Income. Operating income expanded to $51.2 million, or 7.4% of sales, in fiscal 1997. This represents a 16.5% increase from $43.9 million, or 7.2% of sales, in fiscal 1996. Operating margins improved slightly, reflecting the higher margins associated with Colwell.

       Other Income. Other income was $1.1 million in fiscal 1997 compared with $1.7 million in fiscal 1996. The decrease was due to lower interest income related to reduced short-term investment of excess cash.

       Income Taxes. The effective tax rate was 37.6% for fiscal 1997 up slightly from 37.2% reported in fiscal 1996 due to the loss in Canada, for which no tax benefit has been recognized.

       Net Income. Net income increased $4.0 million, or 13.9%, to $32.6 million for fiscal 1997 on a 13.3% increase in sales. The net margin remained unchanged from fiscal 1996 at 4.7%.

       Refer to footnote 7 in Notes To Consolidated Financial Statements for the impact of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation".

FISCAL 1996 COMPARED WITH FISCAL 1995

       Net Sales. Net sales increased 8.7% to $607.0 million for fiscal 1996 compared with $558.6 million in fiscal 1995. Supplies constituted 60% of sales in fiscal 1996 versus 62% in fiscal 1995, and equipment accounted for 29% versus 27%. Other products and services were 11% of sales for both periods. The increase in sales was attributable primarily to higher unit sales in most of the Company's product lines and, to a lesser extent, price increases. The unit increases occurred primarily in equipment sales and more specifically in the sale of Reveal intra-oral cameras.

       Gross Profit. As a result of increased sales, gross profit increased 7.6% to $214.9 million for fiscal 1996 compared with $199.8 million for fiscal 1995. Gross margin decreased to 35.4% in fiscal 1996 from 35.7% in fiscal 1995. The reduction in gross margin was primarily the result of the increase in equipment sales as a percent of total sales and the lower margin on equipment sales compared to supply sales, and a larger LIFO adjustment in fiscal 1996.

       Operating Expenses. Operating expenses increased 6.5% to $171.0 million for fiscal 1996 compared with $160.5 million for fiscal 1995. Increased sales volume was the main reason for the increase in operating expenses. The U.S. operating expenses as a percent of sales decreased in fiscal 1996. The U.S. operation's decrease in operating expense ratio was due mainly to its ability to move more product through its distribution system without incurring a proportionate increase in expenses. The U.S. operating expense ratio declined to 27.0% from 27.7%, and the Company's Canadian subsidiary operating expense ratio increased to 35.6% from 34.7%. As a result, the consolidated operating expense ratio declined to 28.2% from 28.7%.

       Operating Income. Operating income increased 11.9% to $43.9 million for fiscal 1996 compared with $39.3 million for fiscal 1995. Operating income as a percent of sales increased to 7.2% from 7.0% due primarily to the decrease in operating expenses as a percent of sales.

       Other Income. Other income was $1.7 million in fiscal 1996 compared with $0.9 million in fiscal 1995. The gain was due mainly to an increase in interest income from financing customers' equipment purchases, and the short-term investment of excess cash.

       Income Taxes. The company's effective tax rate was 37.2% for fiscal 1996 and 38.3% for fiscal 1995. The decrease in the effective tax rate results primarily from higher profits in Patterson Canada and utilization of the Canadian subsidiary's net operating loss carryforwards, and an increase in tax-exempt interest income. Patterson Canada's income before taxes increased 95% to $1.4 million for fiscal 1996 from $0.7 million in fiscal 1995.

       Net Income. Net income increased $3.8 million, or 15.4%, to $28.6 million for fiscal 1996 on a 8.7% increase in sales. Net income of $28.6 million represented a 25.4% return on average equity compared with a return on average equity of 29.0% for fiscal 1995.


LIQUIDITY AND CAPITAL RESOURCES

       The following table summarizes certain balance sheet items as a percent of total assets.

                         April 26,    April 27,
                           1997         1996
                        -----------  ----------

Total assets..........    100.0%      100.0%
Current assets........     68.1        86.3
Current liabilities...     30.1        32.3
Long-term debt........      2.2         3.0
Stockholders' equity..     64.1        60.0


       Patterson's operating cash flow reflects higher profitability and improved productivity in the use of working capital. Available liquid resources at April 26, 1997, consisted of $9.1 million in cash and cash equivalents and $28 million available under existing bank lines. The acquisition of Colwell on October 1, 1996, utilized the company's cash balances and a portion of committed credit lines during the October to January period. All borrowings associated with the Colwell acquisition have been repaid.

       Working capital decreased $18.0 million during fiscal 1997 to $96.9 million at April 26, 1997, primarily reflecting the decline in excess cash balances associated with the purchase of Colwell. Liquidity, as measured by the current ratio at the end of fiscal year 1997, declined to 2.3 to 1 from 2.7 to 1 reported last year.

       Capital expenditures, net of dispositions, were $5.0 million in fiscal 1997 versus $7.7 million in fiscal 1996. In fiscal 1997, $61.2 million was invested in acquisitions versus $2.4 million last year. Refer to footnote 2 in Notes To Consolidated Financial Statements for discussion of the Colwell acquisition.

       The Company believes that funds from operations and the remainder of its committed bank lines are sufficient to meet any other existing and presently anticipated needs. In addition, the Company believes it has sufficient debt capacity to obtain the necessary funds for use in accomplishing its corporate objectives.

ASSET MANAGEMENT

          The following table summarizes the Company's days sales outstanding
(DSO), inventory turnover, and sales per employee over the past three fiscal years:

                                   1997   1996   1995
                                   -----  -----  -----

     Day sales outstanding            46     45     45
     Inventory turnover(1)           7.4    6.6    6.3
     Sales per employee (000's)    $ 223  $ 228  $ 220


(1) The inventory values used in this calculation are the LIFO inventory values for U.S. dental inventories and the FIFO inventory value for Canadian and Colwell inventories.

     Days sales outstanding have remained relatively constant over the past three years.

     The inventory balance increased $11.6 million to $65.5 million at the end of fiscal 1997 from $53.9 million at the end of fiscal 1996. The increase was due primarily to the forward buying opportunities that were taken advantage of at the end of fiscal 1997, which were not available at the end of fiscal 1996, and inventory acquired through acquisitions.

EFFECT OF INFLATION

     Inflation has not had a significant effect on the Company's operations and the Company believes that supplier price increases can be passed on to its customers.

FACTORS THAT MAY AFFECT FUTURE OPERATING RESULTS

     The Company wishes to caution shareholders and prospective investors that the following important factors, among others, could in the future affect the Company's actual operating results which could differ materially from those expressed in any forward-looking statements made by the Company. The statements under this caption are intended to serve as cautionary statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following information is not intended to limit in any way the characterization of other statements or information under other captions as cautionary statements for such purpose. The order in which such factors appear below should not be construed to indicate their relative importance or priority.

- Reduced growth in expenditures for dental services by private dental insurance plans.

- Accuracy of the Company's assumptions concerning future per capita expenditures for dental services, including assumptions as to population growth and the demand for preventive dental services such as periodontic, endodontic and orthodontic procedures.

- The rate of growth in demand for infection control products currently used for prevention of the spread of communicable diseases such as AIDS, hepatitis and herpes.

- The effects of health care reform, increasing emphasis on controlling health care costs and legislation or regulation of health care pricing, all of which may affect the ability of dentists to obtain reimbursement for use of new and state-of-the-art procedures and technologies.

- The amount and rate of growth of the Company's selling, general and administrative expenses.

- The effects of, and changes in, U.S. and world social and economic conditions, monetary and fiscal conditions, laws and regulations, other activities of governments, agencies and similar organizations, trade policies and taxes, import and other charges, inflation and monetary fluctuations; the ability or inability of the Company to obtain or hedge against foreign currencies, foreign exchange rates and fluctuations in those rates.

- Ability of the Company to retain its base of customers and to increase its market share.

- The ability of the Company to maintain satisfactory relationships with qualified and motivated sales personnel.

- Changes in economics of dentistry affecting dental practice growth and the demand for dental products, including the ability and willingness of dentists to invest in high-technology diagnostic and therapeutic products.

- The Company's ability to meet increased competition from national, regional and full-service distributors and mail-order distributors of dental products, while maintaining current or improved profit margins.

- Continued ability to maintain satisfactory relationships with key vendors and the ability of the Company to create relationships with additional manufacturers of quality, innovative products.

- Future operating results of the Company's Colwell Systems division depend upon its ability to attract and retain customers by offering quick response time and innovative products that meet industry reporting standards. Because the cost of paper stock represents over half the cost of its paper and printed products, future operating results may be subject to fluctuations in paper prices. In addition, the introduction of computer-based technologies into the management of health care practices may affect future demand for printed products.

3.   SUPPLEMENTAL FINANCIAL STATEMENTS

REPORT OF INDEPENDENT AUDITORS ON SUPPLEMENTAL FINANCIAL STATEMENTS

The Board of Directors and Stockholders
Patterson Dental Company


We have audited the supplemental consolidated balance sheets of Patterson Dental Company (formed as a result of the consolidation of Patterson Dental Company and Canadian Dental Supply Ltd.) as of April 26, 1997 and April 27, 1996, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended April 26, 1997. The supplemental consolidated financial statements give retroactive effect to the acquisition of Canadian Dental Supply Ltd. on August 26, 1997, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of Patterson Dental Company. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Patterson Dental Company at April 26, 1997 and April 27, 1996 and the consolidated results of its operations and its cash flows for each of the three years in the period ended April 26, 1997, after giving retroactive effect to the acquisition of Canadian Dental Supply Ltd., as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.


/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
May 22, 1997 (except for the pooling of interests with Canadian Dental Supply Ltd. described in Note 2, for which the date is August 26, 1997)

                            PATTERSON DENTAL COMPANY
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                (Dollars in thousands, except per share amounts)

                                     ASSETS

                                                                            April 26,  April 27,
                                                                              1997       1996
                                                                            ---------  ---------
Current assets:
 Cash and cash equivalents................................................   $  9,095   $ 46,056
 Receivables, net of allowance for doubtful accounts of
    $5,043 and $5,381 at April 26, 1997 and April 27, 1996, respectively..     95,132     81,035
 Inventory................................................................     65,486     53,892
 Prepaid expenses.........................................................      2,927      1,829
 Deferred taxes...........................................................      1,178        898
                                                                             --------   --------
     Total current assets.................................................    173,818    183,710
Property and equipment, net...............................................     35,563     26,791
Intangibles, net..........................................................     43,813         69
Other.....................................................................      2,117      2,403
                                                                             --------   --------
     Total assets.........................................................   $255,311   $212,973
                                                                             ========   ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable.........................................................   $ 48,472   $ 44,046
 Accrued payroll expense..................................................     12,281      9,790
 Other accrued expenses...................................................      9,268      8,647
 Bank indebtedness........................................................      3,927      3,426
 Income taxes payable.....................................................      1,677      2,118
 Current maturities of long-term debt.....................................      1,300        800
                                                                             --------   --------
     Total current liabilities............................................     76,925     68,827
Long-term debt............................................................      5,565      6,455
Deferred taxes............................................................      1,362      1,157
                                                                             --------   --------
     Total liabilities....................................................     83,852     76,439
Deferred credits..........................................................      7,797      8,682
Commitments and contingent liabilities
Stockholders' equity:
 Preferred Stock Series A, $.01 par value, $11.20 per share
  liquidation value:
     Authorized shares - 10,000,000
     Issued and outstanding shares - none and 3,553,627 at
     April 26, 1997 and April 27, 1996, respectively.....................          --     21,885
 Preferred Stock, $.01 par value:
     Authorized shares - 20,000,000......................................          --         --
 Common Stock, $.01 par value:
     Authorized shares - 100,000,000
     Issued and outstanding shares - 21,829,905 and 17,813,867 at
     April 26, 1997, and April 27, 1996, respectively....................         219        178
Additional paid-in capital...............................................      56,168     32,382
Cumulative translation adjustment........................................        (899)      (411)
Retained earnings........................................................     123,243     89,718
Note receivable from ESOP................................................     (15,069)   (15,900)
                                                                             --------   --------
     Total stockholders' equity..........................................     163,662    127,852
                                                                             --------   --------
     Total liabilities and stockholders' equity..........................    $255,311   $212,973
                                                                             ========   ========


See accompanying notes.

                            PATTERSON DENTAL COMPANY
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)

                                                            Year Ended
                                                -----------------------------------
                                                April 26,    April 27,   April 29,
                                                   1997        1996         1995
                                                ----------  -----------  ----------

Net sales.....................................   $687,895     $606,983    $558,648

Cost of sales.................................    440,262      392,091     358,868
                                                 --------     --------    --------

Gross profit..................................    247,633      214,892     199,780

Operating expenses............................    196,448      170,958     160,501
                                                 --------     --------    --------

Operating income..............................     51,185       43,934      39,279

Other income and expense:
     Amortization of deferred credits.........        885          885         885
     Finance income, net......................      1,289        1,821         950
     Interest expense.........................     (1,021)      (1,000)       (918)
     Profit (loss) on currency exchange.......        (34)           5          29
                                                 --------     --------    --------

Income before income taxes....................     52,304       45,645      40,225

Income taxes..................................     19,687       16,997      15,396
                                                 --------     --------    --------

Net income....................................   $ 32,617     $ 28,648    $ 24,829
                                                 ========     ========    ========

Net income available for common shareholders..   $ 32,617     $ 28,026    $ 24,221
                                                 ========     ========    ========

Earnings per common and common
   equivalent share...........................   $   1.50     $   1.29    $   1.12
                                                 ========     ========    ========

Weighted average common and common
   equivalent shares outstanding..............     21,793       21,651      21,600
                                                 ========     ========    ========

See accompanying notes.

                             PATTERSON DENTAL COMPANY
    SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             (Dollars in thousands)



                                      PREFERRED            ADDITIONAL   CUMULATIVE                 NOTE
                                        Stock     Common    Paid-in    Translation   Retained   Receivable
                                       Series A    STOCK    CAPITAL     ADJUSTMENT   EARNINGS    FROM ESOP     TOTAL
                                      ----------  -------  ----------  ------------  ---------  -----------  ---------

Balance at April 30, 1994              $ 21,996     $178      $30,091        $(628)   $39,940     $(17,680)  $ 73,897

  Tax benefit on unallocated
   ESOP shares                               --       --           --           --        283           --        283
  Change in translation adjustment           --       --           --          303         --           --        303
  Common stock issued, net                  (47)      (1)         762           --         --           --        714
  Dividend paid                              --       --           --           --     (3,362)          --     (3,362)
  Cash payments received on note
   receivable from ESOP                      --       --           --           --         --          891        891
  Net income                                 --       --           --           --     24,829           --     24,829
                                      ---------   ------   ----------  -----------    -------   ----------   --------


Balance at April 29, 1995                21,949      177       30,853         (325)    61,690      (16,789)    97,555

  Tax benefit on unallocated
   ESOP shares                               --       --           --           --        269           --        269
  Change in translation adjustment           --       --           --          (86)        --           --        (86)
  Common stock issued, net                  (64)       1        1,529           --         --           --      1,466
  Dividend paid                              --       --           --           --       (889)          --       (889)
  Cash payments received on note
   receivable from ESOP                      --       --           --           --         --          889        889
  Net income                                 --       --           --           --     28,648           --     28,648
                                      ---------   ------   ----------  -----------    -------   ----------   --------


Balance at April 27, 1996                21,885      178       32,382         (411)    89,718      (15,900)   127,852

  Change in translation
   adjustment                                --       --           --         (488)        --           --       (488)
  Preferred shares exchanged
   for common or cash -
   ESOP redemptions                     (21,885)      39       21,846           --         --           --         --
  Common stock issued, net                   --        1        1,901           --         --           --      1,902
  Cash payments received on note
   receivable from ESOP                      --       --           --           --         --          831        831
  Pooling of interests-Thau Nolde            --        1           39           --        908           --        948
  Net income                                 --       --           --           --     32,617           --     32,617
                                      ---------   ------   ----------  -----------    -------   ----------   --------
Balance at April 26, 1997              $     --     $219      $56,168        $(899)  $123,243     $(15,069)  $163,662
                                      =========   ======   ==========  ===========    =======   ==========   ========

See accompanying notes.

                             PATTERSON DENTAL COMPANY
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Dollars in thousands)



                                                                             Year Ended
                                                                  ----------------------------------
                                                                  April 26,    April 27,   April 29,
                                                                    1997         1996        1995
                                                                  ---------    ---------   ---------

OPERATING ACTIVITIES:
    Net income.................................................   $ 32,617     $ 28,648    $ 24,829
    Adjustments to reconcile net income to net cash
      provided by operating activities:
            Depreciation.......................................      4,942        3,934       3,436
            Amortization of deferrals..........................       (885)      (1,024)       (876)
            Amortization of goodwill...........................      1,339           --          --
            Bad debt expense...................................        356          605         783
            Deferred taxes.....................................        (75)         475         234
            Change in assets and liabilities net of acquired:
                Increase in receivables........................     (7,176)      (7,727)     (6,725)
                (Increase) decrease in inventory...............     (7,879)      11,934     (15,694)
                Increase (decrease) in accounts payable........      2,785         (324)     12,995
                Increase in accrued liabilities................      1,735        2,256       3,018
                Other changes from operating activities, net...     (1,383)       1,313        (347)
                                                                  --------     --------    --------
                Net cash provided by operating activities......     26,376       40,090      21,653

INVESTING ACTIVITIES:
  Additions to property and equipment, net.....................     (5,010)      (7,653)     (6,275)
  Acquisitions.................................................    (61,171)      (2,401)         --
                                                                  --------     --------    --------
  Net cash used in investing activities........................    (66,181)     (10,054)     (6,275)

FINANCING ACTIVITIES:
  Payments and retirement of long-term debt and
      obligations under capital leases.........................       (334)        (128)     (1,115)
  Increase (Decrease) in bank credit agreement.................        501        1,156      (5,312)
  Payment of dividend..........................................         --         (889)       (891)
  Cash payments received on note receivable from ESOP..........        831          889         891
  Common stock issued, net.....................................      1,902        1,466         723
                                                                  --------     --------    --------
  Net cash provided by (used in) financing activities..........      2,900        2,494      (5,704)
  Effect of exchange rate changes on cash......................        (56)         (44)         18
                                                                  --------     --------    --------
  Net increase (decrease) in cash and cash equivalents.........    (36,961)      32,486       9,692
  Cash and cash equivalents at beginning of period.............     46,056       13,570       3,878
                                                                  --------     --------    --------
  Cash and cash equivalents at end of period...................   $  9,095     $ 46,056    $ 13,570
                                                                  ========     ========    ========

SUPPLEMENTAL DISCLOSURES:
  Income taxes paid............................................   $ 20,229     $ 16,147    $ 15,506
  Interest paid................................................      1,024        1,003         924
  Exchange of preferred shares into common stock...............     21,885           --          --


See accompanying notes.

                            PATTERSON DENTAL COMPANY
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                 APRIL 26, 1997
                (Dollars in thousands, except per share amounts)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

    The consolidated financial statements include the accounts of the Company's wholly owned subsidiaries Patterson Dental Supply, Inc., Direct Dental Supply Co., Colwell Systems, Inc., Canadian Dental Supply Ltd. and Patterson Dental Canada Inc. All significant intercompany transactions have been eliminated in consolidation.

Description of Business

    The Company is one of the largest providers of dental equipment, supplies and services to dentists, institutional customers and dental laboratories in North America, operating from 108 locations with approximately 3,000 employees. The Company distributes approximately 75,000 dental and office products from over 1,100 manufacturers, offering specialty items and services including the Patterson private label line of dental items. In addition, its Colwell subsidiary produces and sells stationery and office products to healthcare providers.

Fiscal Year End

    The fiscal year end for the Company is the last Saturday in April.

Cash and Cash Equivalents

    Cash equivalents consist of investments in money market funds and floating rate municipal bonds. Cost approximates fair value.

Inventory

    Inventory consists of merchandise held for sale and is stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method for domestic inventories and the first-in, first-out (FIFO) method for foreign and Colwell inventories. Inventories valued at LIFO represent 77% of total inventories at April 26, 1997 and 75% at April 27, 1996.

    The accumulated LIFO provision was $10,943 at April 26, 1997 and $9,733 at April 27, 1996. The Company believes that inventory replacement cost exceeds the inventory balance by an amount approximating the LIFO reserve.

Property and Equipment

    Property and equipment are stated at cost. The Company provides depreciation on the straight-line method over estimated useful lives of 40 years for buildings, 3 to 20 years for leasehold improvements or the term of the lease, if less, 5 years for data processing equipment, and 5 to 10 years for office furniture and equipment.

Intangibles

    Intangibles represent primarily the excess of the purchase price over the fair value of the net tangible assets of acquired businesses and are amortized over a period of twenty years.

    Accumulated amortization at April 26, 1997 was $1,401. The Company employs the undiscounted cash flow method of assessment for these assets when factors indicating an impairment are present.

Earnings Per Common Share

    For 1996 and 1995, earnings per share information assumes the conversion of Patterson Preferred to Common at the ratio of 1 to 1.08 for shares held by the ESOP. Patterson Preferred along with dilutive stock options are common stock equivalents. For purposes of this computation, net income was reduced by an amount equal to the preferred stock dividends, net of applicable taxes. Such reduction reflects the additional compensation expense necessary to fund the ESOP, absent such dividends.

    In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share", which is required to be adopted by the Company on April 25, 1998. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options will be excluded. The impact, compared to primary earnings per share now reported, is not expected to be material.

Income Taxes

    The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Employee Stock Ownership Plan

    Compensation expense related to the Company's defined contribution ESOP is computed based on the shares allocated method. In 1996 and 1995 such amounts were reduced by related Preferred Stock dividends.

Deferred Credits

    Negative goodwill (deferred credit) arose through the purchase of the Patterson business in fiscal 1986 and D.L. Saslow Co., Inc. in fiscal 1988. The Company is amortizing the deferred credits on a straight-line basis over 20 years.

Use of Estimates in the Preparation of Financial Statements

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Long-Lived Assets

    FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 in the first quarter of 1997. The effect of adoption was not material.


2.   ACQUISITIONS

    During 1997 and in the first quarter of 1998, the Company acquired all of the common stock of Thau-Nolde, Inc., located in St. Louis, Missouri, in exchange for 83,400 shares of common stock, and all of the common stock of EagleSoft Incorporated, located in Effingham, Illinois in exchange for 186,667 shares of common stock. Thau-Nolde and EagleSoft were merged into the Company and the acquisitions were accounted for as a pooling-of-interests. The financial statements do not reflect the financial position and results of operations of Thau-Nolde or EagleSoft prior to the dates of the acquisitions based on materiality. The Company also acquired certain assets of Dental Services Co., Inc., located in Erie, Pennsylvania.

This acquisition was accounted for as a purchase and, accordingly, the net assets and operating results are included in the Company's financial statements from the date of acquisition. The pro forma impact of these acquisitions on the Company's results of operations for all years presented was not material.

    Effective August 26, 1997, the Company acquired Canadian Dental Supply Ltd. ("CDS") a Vancouver, British Columbia based dental distributor. Each share of CDS common stock was converted into 4.216 shares of Company common stock. The Company issued 112,432 shares to CDS shareholders. The transaction was accounted for as a pooling of interests. The accompanying financial statements, for all periods presented, have been restated to include the results of CDS.

   Separate results of operations for the periods prior to the merger with CDS are as follows:

                                                 1997        1996        1995
                                              ----------  ----------  ----------
     Net Sales
     ---------
       Patterson Dental Company                $661,518    $581,893    $532,598
       CDS                                       26,377      25,090      26,050
                                               --------    --------    --------
          Total Combined                       $687,895    $606,983    $558,648
                                               ========    ========    ========

     Net Income
     ----------
       Patterson Dental Company                $ 32,415    $ 28,747    $ 24,180
       CDS                                          202         (99)        649
                                               --------    --------    --------
          Total Combined                       $ 32,617    $ 28,648    $ 24,829
                                               ========    ========    ========

     Other Changes in Stockholders' Equity
     -------------------------------------
       Patterson Dental Company                $  3,211    $  1,183    $    832
       CDS                                          (18)        466      (2,003)
                                               --------    --------    --------
          Total Combined                       $  3,193    $  1,649    $ (1,171)
                                               ========    ========    ========

    During 1996, the Company acquired all of the common stock of Barber Dental Supply Inc., located in Omaha, Nebraska. Barber was merged into the Company. The Company also acquired certain assets of Eagle Dental Supply, Inc., located in Kansas City, Missouri. Both acquisitions have been accounted for as purchases and, accordingly, their net assets and operating results are included in the Company's financial statements from the respective dates of acquisition. The pro forma impact of the acquisitions on the Company's results of operations for all years presented was not material.

    On October 1, 1996 the Company purchased the Colwell division of Deluxe Corporation (Colwell) for an aggregate purchase price of $61.0 million. The acquisition was accounted for as a purchase and, accordingly, the net assets and results of operations are included in the accompanying financial statements since the date of acquisition. The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition had occurred at the beginning of the 1996 fiscal period.

                                                    Year Ended
                                      (In thousands, except per share data)
                                         April 26, 1997   April 27, 1996
                                         --------------   --------------
Net sales                                   $711,660         $663,062
Income before taxes                           54,386           43,548
Net income                                    33,887           27,368
Earnings per share                          $   1.55         $   1.24

3.   PROPERTY AND EQUIPMENT

                                           April 26,   April 27,
                                             1997        1996
                                           --------    --------
Land..................................     $  3,466    $  3,242
Buildings.............................       16,628      12,637
Leasehold improvements................        1,561       1,447
Furniture and equipment...............       14,756       9,313
Data processing equipment.............       15,945      13,036
                                           --------    --------
                                             52,356      39,675
Accumulated depreciation..............      (16,793)    (12,884)
                                           --------    --------
                                           $ 35,563    $ 26,791
                                           ========    ========

4.   LONG-TERM DEBT

                                           April 26,   April 27,
                                             1997        1996
                                           --------    --------
Mortgage..............................     $  3,257    $  3,497
Notes payable bearing interest at
  prime plus 1 1/2%                           2,724       2,712
Bank loan bearing interest at
  prime plus  1/2%....................          548         819
Obligations under capital leases......          336         227
                                           --------    --------
                                              6,865       7,255
Less current maturities...............        1,300         800
                                           --------    --------
                                           $  5,565    $  6,455
                                           ========    ========

    The Company has revolving credit agreements which provide for unsecured borrowings and sales of installment contract receivables of up to a combined $60 million until September 1997. The agreements require that the Company maintain a minimum current ratio, maximum leverage ratio and minimum net worth. The Company was in compliance with the covenants at April 26, 1997.

    The mortgage obligations consist of an 11.5%, 20 year mortgage due 2007, a 9.25% 3-year mortgage due January 1998, and a bank loan secured by a collateral mortgage bearing interest at 8.5%. The mortgages cover Patterson Dental Canada's Montreal and Canadian Dental's Alberta buildings. Monthly payments are 60 Canadian dollars. Long-term debt becomes due: $1,300 in 1998, $1,011 in 1999, $735 in 2000, $521 in 2001, $490 in 2002 and the balance thereafter.

    The notes payable consist of advances from shareholders repayable at $27 per month and other advances repayable either on demand or one year after demand.

5.  LEASES

    The Company leases facilities for its branch locations. These leases are accounted for as operating leases. Future minimum rental payments under noncancelable operating leases are as follows for the years ending in April:

     1998.............................  $ 3,869
     1999.............................    3,155
     2000.............................    2,336
     2001.............................    1,393
     2002.............................      965
     Thereafter.......................      235
                                        -------
     Total minimum payments required..  $11,953
                                        =======

    Rent expense was $5,255, $4,872 and $4,833 for the years ended April 26, 1997, April 27, 1996 and April 29, 1995, respectively.

6.  INCOME TAXES

    For financial reporting purposes, income before income taxes includes the following components:


                                                      1997     1996     1995
                                                    --------  -------  -------
Income (loss) before income taxes:
   United States..................................  $52,633   $44,290  $38,404
   Canada.........................................     (329)    1,355    1,821
                                                    -------   -------  -------
    Total.........................................  $52,304   $45,645  $40,225
                                                    =======   =======  =======

Significant components of the provision for income taxes are as follows:

                                                      1997     1996     1995
                                                    --------  -------  -------
Current:
   Federal........................................  $17,417   $13,642  $12,022
   Foreign........................................      147        36      443
   State..........................................    2,198     2,844    2,697
                                                    -------   -------  -------
    Total current.................................   19,762    16,522   15,162

Deferred:
   Federal........................................      (55)      418      191
   Foreign........................................       --        --       --
   State..........................................      (20)       57       43
                                                    -------   -------  -------
    Total deferred................................      (75)      475      234
                                                    -------   -------  -------

Provision for income taxes........................  $19,687   $16,997  $15,396
                                                    =======   =======  =======

    Deferred income tax expense (benefit) results from temporary differences in the recognition of income and expense items for tax and financial statement reporting purposes.

    Significant components of the Company's deferred tax liabilities and assets as of April 26, 1997 and April 27, 1996 are as follows:

                                              1997      1996
                                            --------  --------
Canadian net operating loss carryforward..  $ 4,017   $ 4,162
Bad debt allowance........................      963       918
Unicap COS................................      521       521
ESOP unearned compensation................      428       351
Inventory obsolescence reserve............      311       286
Hospital insurance........................      318       225
Vacation pay accrual......................      158       195
LIFO reserve..............................   (1,111)   (1,288)
Depreciation..............................     (444)     (522)
Financing income..........................   (1,045)     (835)
Other.....................................     (283)     (110)
Valuation allowance.......................   (4,017)   (4,162)
                                            -------   -------
    Total.................................  $  (184)  $  (259)
                                            =======   =======

   Income tax expense varies from the amount computed using the U.S. statutory rate. The causes of these differences and the related tax effects are shown below:

                                                 1997      1996      1995
                                               --------  --------  --------
Tax at U.S. statutory rate...................  $18,306   $15,978   $14,079
State tax provision, net of federal benefit..    1,416     1,886     1,781
Effect of foreign (income) losses............      262      (440)     (195)
ESOP dividend on allocated preferred stock...       --       (74)      (63)
Amortization of deferred credit..............     (310)     (310)     (310)
Other........................................       13       (43)      104
                                               -------   -------   -------
                                               $19,687   $16,997   $15,396
                                               =======   =======   =======

    At April 26, 1997, the Company had net operating loss carryforwards of $9,565 for Canadian income tax purposes that expire in years 1998 through 2001. Those carryforwards resulted primarily from the Company's fiscal 1994 acquisition of Healthco Canada Inc. For financial reporting purposes, a valuation allowance of $4,017 has been established to reduce the deferred tax assets to their net realizable value.

7.  EMPLOYEE BENEFIT PLANS

Employee Stock Ownership Plan (ESOP)

    During 1990, the Company's Board of Directors adopted a leveraged ESOP. During fiscal 1991, under the provisions of the plan and related financing arrangements, the Company loaned the ESOP $22,000 for the purpose of acquiring its then outstanding preferred stock. The cost of the ESOP is borne by the Company through annual contributions to the plan in amounts determined by the Board of Directors. Shares of stock acquired by the plan are allocated to each employee who has completed 1,000 hours of service during the plan year. During 1997, 1996 and 1995, shares with a cost of $824, $800 and $900, respectively, were earned and allocated to ESOP participants.

    During 1997 the ESOP was funded through a Company contribution of $831.

    During 1996 and 1995, the ESOP funding was effected through a preferred stock dividend aggregating $889 and $891, respectively, which served to reduce recorded compensation expense.

    On June 24, 1996, the Company called for redemption all of the outstanding shares of the Preferred Stock Series A which had a redemption value of $39,792 plus accrued dividends of $231. The trustee for the ESOP converted the Preferred Shares into 3,837,083 shares of Common Stock on July 3, 1996. Had the stock conversion occurred on May 1, 1994, earnings per share would have been unchanged for each of the three years in the period ended April 26, 1997.

    At April 26, 1997, 1,184,961 shares of the common stock were allocated to participants and had a fair market value of $36,586.

    At April 26, 1997 and April 27, 1996 indebtedness of the ESOP to the Company is shown as a deduction from stockholders' equity in the consolidated balance sheet.

Stock Option Plan

    In June 1992, the Company adopted the Patterson Dental Company 1992 Stock Option Plan (the "Plan"). The Plan provides for the granting of options to designated employees and non-employees, including consultants to the Company, to purchase up to a maximum of 1,350,000 shares of Common Stock. The Plan is administered by the Stock Option Committee, which determines the employees, officers and others who are to receive options, the type of option to be granted, and the number of shares subject to each option and the exercise price of each option.

    Stock options must be granted at an exercise price not less than the fair market value of the Common Stock on the dates the options are granted (or, for persons who own more than 10 percent of the Company's outstanding voting stock, not less than 110% of such fair market value). No options have been granted to date under the Plan.

Director Stock Option Plan

    In June 1992, the Company adopted the 1992 Director Stock Option Plan
(the "Director Option Plan"), pursuant to which 225,000 shares of Common Stock have been reserved for the grant of non-statutory stock options to the Company's outside directors. Options are granted at the fair market value on the date of grant and are exercisable for a period of four years commencing one year after the date of grant. At April 26, 1997, the Company's current outside directors held the following options:

                                             Weighted Average
  Date of Grant  Granted  Exercised   Held   Price Per Share
---------------  -------  ---------  ------  ----------------
      09/1/92     45,000     30,000  15,000            $10.67
      10/1/93     18,000         --  18,000            $21.83
      10/1/94     18,000         --  18,000            $18.00
      10/1/95     18,000         --  18,000            $26.50
      10/1/96     18,000         --  18,000            $28.00
                 -------     ------  ------
                 117,000     30,000  87,000
                 =======     ======  ======

    As of April 26, 1997, outstanding options had a weighted-average remaining contractual life of 2.5 years.

    The Company applies Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations to account for its stock option plan. Under APB No. 25, no compensation expense is recognized if the exercise price of the Company's stock options equals the market price on the grant date. SFAS No. 123, "Accounting for Stock-Based Compensation" requires that the fair value of options granted during 1997 and 1996 and the pro forma impact on earnings be disclosed when material. The pro forma impact was not material for 1997 and 1996.

Employee Stock Purchase Plan

    In June 1992, the Company adopted an employee stock purchase plan (the "Stock Purchase Plan"). A total of 225,000 shares of Common Stock are reserved for issuance under the Stock Purchase Plan. The Stock Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code is administered by the Board of Directors of the Company or by a committee appointed by the Board of Directors. Employees are eligible to participate after a year of employment with the Company if they are employed for at least 20 hours per week and more than five months per year. The Stock Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's compensation, at 85% of the lower of the fair market value of the Common Stock on the offering date or at the end of each three-month period following the offering date during the applicable offering period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. Employees purchased 42,522 and 50,747 shares in 1997 and 1996, respectively. At April 26, 1997, 118,452 shares were available for purchase under the plan.

Capital Accumulation Plan

    In May 1996, the Board of Directors adopted an employee Capital Accumulation Plan (the "CAP Plan"). The CAP Plan was approved by the shareholders at the annual meeting held September 9, 1996. A total of 1,000,000 shares of Common Stock are reserved for issuance under the CAP Plan. Officers and other key employees of the Company or its subsidiaries are eligible to participate by purchasing Common Stock through payroll deductions, which must be between 5% and 25% of an employee's compensation, at 75% of the average closing price of the Common Stock for the calendar year. The shares issued are restricted stock and are held in the custody of the Company until the restrictions lapse. The restriction period is three years from the beginning of the plan year. Employees purchased 37,174 shares in 1997. At April 26, 1997, 962,826 shares were available for purchase under the Plan.

8.  LITIGATION

    In the ordinary course of business, the Company is subject to a variety of product-related and employment related liability claims. The Company's management and legal counsel believe that the loss, if any, resulting from these claims will be substantially covered by insurance or third party indemnification, and any uninsured losses from such claims will not have a materially adverse effect on its operations or financial position.

9.  OPERATIONS BY GEOGRAPHIC AREA

    The Company operates predominantly in one industry segment, the distribution of dental supplies, equipment and related services. The following is a summary of the Company's operations in different geographic areas:


                                                   Year Ended
                                        --------------------------------
                                        April 26,  April 27,   April 29,
                                          1997        1996       1995
                                        ---------  ----------  ---------
Net sales to unaffiliated customers:
 United States                           $604,698    $526,055   $478,361
 Canada                                    83,197      80,928     80,287

Operating income:
 United States                           $ 50,783    $ 41,744   $ 36,112
 Canada                                       402       2,190      3,167

Identifiable assets:
 United States                           $217,941    $176,135   $144,665
 Canada                                    37,370      36,838     34,642


10. QUARTERLY RESULTS (UNAUDITED)

  Quarterly results are determined in accordance with the accounting policies used for annual data and include certain items based upon estimates for the entire year. All fiscal quarters include results for 13 weeks. The following table summarizes results for fiscal 1997 and 1996.

                                            Three Months Ended
                                  --------------------------------------
                                  Apr 26,   Jan 25,   Oct 26,   Jul 27,
                                    1997      1997      1996      1996
                                  --------  --------  --------  --------
Net sales.......................  $187,587  $181,996  $169,013  $149,299
Gross profit....................    68,836    66,137    59,886    52,774
Operating income................    14,955    14,487    12,399     9,344
Net income......................     9,190     9,017     8,092     6,318
Earnings per common and common
 equivalent share...............  $   0.42  $   0.41  $   0.37  $   0.29


                                            Three Months Ended
                                  --------------------------------------
                                   Apr 27,   Jan 27,   Oct 28,   Jul 29,
                                    1996      1996      1995      1995
                                  --------  --------  --------  --------
Net sales.......................  $161,583  $154,820  $150,025  $140,555
Gross profit....................    57,789    54,478    52,628    49,997
Operating income................    12,306    10,867    10,755    10,006
Net income......................     8,312     7,031     6,994     6,311
Earnings per common
 and common
 equivalent share...............  $   0.38  $   0.32  $   0.31  $   0.28

                        REPORT OF INDEPENDENT AUDITORS




The Board of Directors and Stockholders
Patterson Dental Company


We have audited the supplemental consolidated financial statements of Patterson Dental Company as of April 26, 1997 and April 27, 1996, and for each of the three years in the period ended April 26, 1997, and have issued our report thereon dated May 22, 1997 (included elsewhere in this Form 8-K). Our audits also included the supplemental financial statement schedule listed in Item 7 of this Form 8-K. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic supplemental financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                       /s/ Ernst & Young LLP

Minneapolis, Minnesota
May 22, 1997 (except for the pooling of interests with Canadian Dental Supply Ltd. described in Note 2, for which the date is August 26, 1997)

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS

                           PATTERSON DENTAL COMPANY
                            (Dollars in thousands)


                                                                         CHARGED
                                      BALANCE AT       CHARGED TO        TO OTHER                           BALANCE AT
                                       BEGINNING        COSTS AND       ACCOUNTS -       DEDUCTIONS -         END OF
                                     OF PERIOD ($)     EXPENSES ($)     DESCRIBE ($)     DESCRIBE ($)       PERIOD ($)
                                     -------------     ------------     ------------     ------------     ------------
Year ended April 26, 1997:
   Deducted from asset accounts:
   Allowance for doubtful accounts      $ 5,381           $  357           $   140(3)      $    835(1)      $ 5,043
                                        =======           ======           =======         ========         =======

   LIFO inventory adjustment            $ 9,733           $1,210           $    --         $     --         $10,943
   Inventory obsolescence reserve         1,133            1,322               202(3)         1,311(2)        1,346
                                        -------           ------           -------         --------         -------
      Total inventory reserve           $10,866           $2,532           $   202         $  1,311         $12,289
                                        =======           ======           =======         ========         =======

Year ended April 27, 1996:
   Deducted from asset accounts:
   Allowance for doubtful accounts      $ 5,785           $  608           $    --         $  1,012(1)      $ 5,381
                                        =======           ======           =======         ========         =======

   LIFO inventory adjustment            $ 8,179           $1,554           $    --         $     --         $ 9,733
   Inventory obsolescence reserve         1,221            1,141                --            1,229(2)        1,133
                                        -------           ------           -------         --------         -------
      Total inventory reserve           $ 9,400           $2,695           $    --         $  1,229         $10,866
                                        =======           ======           =======         ========         =======

Year ended April 29, 1995:
   Deducted from asset accounts:
   Allowance for doubtful accounts      $ 6,145           $  780           $    --         $  1,140(1)      $ 5,785
                                        =======           ======           =======         ========         =======

   LIFO inventory adjustment            $ 7,394           $  785           $    --         $     --         $ 8,179
   Inventory obsolescence reserve         3,671            1,388                --            3,838(2)        1,221
                                        -------           ------           -------         --------         -------
      Total inventory reserve           $11,065           $2,173           $    --         $  3,838         $ 9,400
                                        =======           ======           =======         ========         =======


(1)  Uncollectible accounts written off, net of recoveries.
(2)  Inventory disposed of and written off.
(3)  Acquisition of Colwell Systems and Thau-Nolde, Inc.


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